Exhibit 99.3

Memorandum of Understanding

Memorandum of Understanding

Between

Akanda Corp.

With registered office at 77 King Street West, Suite 400, Toronto, Ontario M5K 0A1

(hereafter: Akanda)

and

Cellen Life Sciences Limited

With registered office at Cms Cameron Mckenna Nabarro Olswang LLP Cannon Place, 78 Cannon Street, London, United Kingdom, EC4N 6AF

(hereafter: Cellen)

Effective Date: October 1, 2021

This Memorandum of Understanding (“MOU”) sets the terms and understanding between Akanda or its nominees and Cellen to establish a formal working relationship to optimize in medical cannabis supply chain activities and pursue opportunities in this regard within the territory of UK.

Background

Akanda and Cellen are established leaders in the international medical cannabis space. Akanda is a cannabis cultivation, manufacturing, and distribution company with operations in the United Kingdom and the Kingdom of Lesotho. Cellen is a cannabis telehealth, research and medical brands company with operations in the United Kingdom. Cellen is a medical cannabis supplier to Project Twenty21, a large-scale medical cannabis observational study in the United Kingdom. Cellen also owns and operates digital pain clinic: Leva Clinic, which is licensed and regulated by the Care Quality Commission (‘CQC’) in the United Kingdom. Akanda is in the process of consolidating 100% ownership in CanMart Ltd, which has licenses in place with the Home Office and MHRA, allowing for the importation, manufacturing and distribution of medical cannabis within the United Kingdom.

Purpose

This MOU is to establish a formal working relationship to optimize medical cannabis supply chain activities across Cellen and Akanda business interests, to consistently increase supply and choice for patients in the United Kingdom.

The above goals will be accomplished by undertaking the following activities:

-	Akanda identifying third party suppliers of medical cannabis products to be prescribed through Leva clinic, under mutually agreed upon brands;

-	Akanda group employed GMC registered consultants to prioritize patients of Leva Clinic for medical cannabis;

-	Cellen to integrate CanMart into their systems for seamless fulfillment of medical cannabis prescriptions for patients;

-	Collaboration on new product development and manufacturing processes, which could include third party vendors;

CONFIDENTIAL

-	Publicly recognizing the existence of this MOU through media and discussions with third party vendors;

-	Akanda and Cellen to jointly pursue distribution and branding opportunities within the United Kingdom market area; and

-	Akanda and Cellen to share knowledge and relationship resources to further the businesses of both parties.

Reporting

The successful undertaking of this MOU will be evaluated by Tej Virk, CEO of Akanda and Eric Bystrom, CEO of Cellen. Evaluation of goals will be checked on monthly basis, at a mutually agreed upon meeting time.

Funding

This MOU is not a formal commitment of funds of by either Akanda or Cellen.

Duration

This MOU is at-will and may be modified by mutual consent, in writing, of authorized officials from Akanda and Cellen. This MOU shall become effective upon signature by the authorized officials from the Akanda and Cellen and will remain in force and effect until modified or terminated by any one of the partners by mutual consent. In the absence of mutual agreement by the authorized officials from Akanda and Cellen to extend the duration period, this MOU shall end on October 1, 2022.

Contact Information

Tej Virk

Akanda Corp

CEO & Director

Address: 39 Landau, 72 Farm Lane, SW6 1QA, London, United Kingdom

Telephone: +44 (0) 7912 741995

E-mail: tej@akandacorp.com

Eric Bystrom

Cellen Life Sciences Ltd

CEO

Address: 1 Shorrolds Rod, Flat 8, SW6 7TR

Telephone: +44 (0) 7931 331100

E-mail: eric@cellenhealth.com

IN WITNESS WHEREOF the Akanda and Cellen have signed this MOU as of the Effective Date.

Name: Tej Virk
Title: CEO & Director of Akanda Corp

Name: Eric Bystrom
Title: CEO of Cellen Life Sciences Ltd

CONFIDENTIAL